Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934

Subject Company: ASB Financial Corp.
Commission File No. 16772

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
October 24, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS THE THIRD CONSECUTIVE QUARTER OF RECORD QUARTERLY NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2017. Net income totaled $10.9 million for the third quarter of 2017, representing earnings per diluted common share of $0.60. Earnings per diluted common share were positively impacted by $0.07 due to the gain on bank equity investment securities of $1.8 million recognized during the third quarter of 2017. In comparison, earnings per diluted common share were $0.53 for the second quarter of 2017 and $0.43 for the third quarter of 2016.
"We are pleased to announce our third consecutive quarter of record quarterly net income. Our key metrics, including earnings per share, efficiency ratio, return on average assets and return on average stockholders' equity, improved as we continued to focus our attention on strengthening our core business," said Chuck Sulerzyski, President and Chief Executive Officer. "Our efficiency ratio was the lowest it has been in seven years. We are being disciplined in our approach to growing revenues faster than expenses, and we believe we are poised to continue to provide strong shareholder returns as we move into the fourth quarter of 2017 and into 2018."
“We are delighted to continue to complement our current footprint with the agreement to acquire ASB Financial Corp.,” continued Sulerzyski. “We believe this acquisition will allow us to expand further into the Cincinnati market and positions us for future growth opportunities, including the addition of their successful mortgage origination division, which should double our mortgage origination capability.”
Peoples entered into a merger agreement with ASB Financial Corp (“ASB”) on October 23, 2017 that calls for ASB to merge into Peoples and for ASB’s wholly-owned subsidiary, American Savings Bank, fsb, which operates 6 full service bank branches and two loan production offices located in southern Ohio and northern Kentucky, to merge into Peoples Bank. This transaction is expected to close during the second quarter of 2018, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of ASB. As of June 30, 2017, ASB had approximately $293.6 million in total assets, which included approximately $241.5 million in net loans, and approximately $210.4 million in total deposits. Under the terms of the ASB agreement, shareholders of ASB can elect to receive either 0.592 shares of Peoples' common stock for each share of ASB common stock or $20 cash per share with a limit of 15% of the merger consideration being paid in cash.

Statement of Operations Highlights:

•	Net interest income grew 4% compared to the second quarter of 2017, and 12% compared to the third quarter of 2016.

◦	Net interest margin was 3.67% for the third quarter of 2017, compared to 3.62% for the linked quarter and 3.54% for the third quarter of 2016.

•	Provision for loan losses was $1.1 million for the third quarter of 2017 and was driven by loan growth experienced during the quarter.

•	Total fee-based income during the third quarter of 2017 declined by 7% compared to both the linked quarter and the third quarter of 2016.

◦
The decline compared to the linked quarter was largely due to the gain recognized on the sale of the government guaranteed portion of a loan for $437,000 in the second quarter of 2017. Lower commercial loan swap fees contributed to the decline compared to both the linked quarter and third quarter of 2016.

•	Total non-interest expense was relatively flat for the third quarter of 2017 compared to the linked quarter, and was down 1% compared to the third quarter of 2016.

◦	The efficiency ratio continued to improve and was 60.7% for the third quarter of 2017, compared to 61.2% for the second quarter of 2017 and 64.3% for the third quarter of 2016.

•	A net gain on investment securities of $1.9 million was recognized during the third quarter of 2017.

◦	Certain bank equity investment securities were sold during the third quarter of 2017 as a result of a high amount of appreciation on these securities.

Balance Sheet Highlights:

•	Period-end total loan balances at September 30, 2017 grew 6%, on an annualized basis, compared to June 30, 2017 and 7% compared to September 30, 2016.

◦	Indirect consumer loans at September 30, 2017 grew $29.7 million, or 39% annualized, compared to June 30, 2017, and increased 46% compared to September 30, 2016.

◦	Commercial loan balances grew $17.2 million, or 5% annualized, at September 30, 2017 compared to June 30, 2017 and increased 8% compared to September 30, 2016.

•	Asset quality improved during the quarter.

◦	Nonperforming assets decreased to 0.86% of total loans and other real estate owned ("OREO") at September 30, 2017 compared to 0.88% at June 30, 2017.

◦	Nonaccrual loans at September 30, 2017 decreased $0.7 million, or 4%, compared to June 30, 2017.

◦	Classified loans, which are those categorized as substandard or doubtful, decreased $11.4 million, or 22%, at September 30, 2017 compared to June 30, 2017.

◦	Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $13.2 million, or 12%, at September 30, 2017 compared to June 30, 2017.

•	Period-end total deposit balances at September 30, 2017 decreased $12.5 million compared to June 30, 2017.

◦	Total demand deposit balances were 42% of total deposits at September 30, 2017, compared to 40% at June 30, 2017.
Net Interest Income:
Net interest income was $29.2 million for the third quarter of 2017, a 4% increase compared to the linked quarter and a 12% increase over the third quarter of 2016. Net interest margin increased to 3.67% for the third quarter of 2017, compared to 3.62% for the second quarter of 2017 and 3.54% for the third quarter of 2016. For the first nine months of 2017, net interest income grew 8% compared to 2016, and net interest margin improved 6 basis points to 3.61%. The increase in net interest income compared to all prior periods has largely been attributable to loan growth, and increasing interest rates. In addition, during the third quarter of 2017, Peoples received proceeds of $611,000 on an investment security that had been previously written down due to an other-than-temporary-impairment. These proceeds added 8 basis points to the net interest margin during the third quarter of 2017.
The accretion income, net of amortization expense, from acquisitions was $816,000 for the third quarter of 2017, compared to $735,000 for the second quarter of 2017 and $801,000 for the third quarter of 2016, which added 10 basis points to the net interest margin during the third and second quarters of 2017, and 11 basis points during the third quarter of 2016. During the third quarter of 2017, the annual re-estimation of expected cash flows for purchased credit impaired loans was completed and resulted in adjustments to accretion income, which had a positive impact for the quarter.
Provision for Loan Losses:
The provision for loan losses was $1.1 million for the third quarter of 2017, compared to $0.9 million for the second quarter of 2017 and $1.1 million for the third quarter of 2016. The slight increase in provision for loan losses recorded during the third quarter of 2017 compared to the linked quarter was reflective of the growth in loan balances during the quarter, and was partially offset by improved asset quality metrics. For the first nine months of 2017, provision for loan losses was $2.7 million, compared to $2.8 million for the first nine months of 2016.

Total Fee-based Income:
Total fee-based income for the third quarter of 2017 declined 7%, compared to both the linked quarter and third quarter of 2016. The decrease compared to the second quarter of 2017 was largely due to the gain recognized on the sale of the government guaranteed portion of a loan for $437,000 in the second quarter of 2017. Commercial loan swap fees were impacted by lower customer demand and declined $575,000 for the third quarter of 2017 compared to the linked quarter, and were down $493,000 from the third quarter of 2016. Service charges on deposit accounts declined $426,000, or 15%, compared to the third quarter of 2016, with the decline mostly due to lower overdraft fees.
For the first nine months of 2017, total fee-based income grew $575,000, or 1%, compared to 2016. The increase compared to the first nine months of 2016 was mainly the result of a $647,000 increase in trust and investment income, a $560,000 increase in bank owned life insurance income and a $537,000 increase in mortgage banking income. These increases were partially offset by declines in service charges on deposit accounts of $869,000 and electronic banking income of $175,000.
Total Non-interest Expense:
Total non-interest expense for the third quarter of 2017 was $26.6 million, compared to $26.7 million for the second quarter of 2017 and $26.8 million for the third quarter of 2016. The decline compared to the linked quarter was due to decreased professional fees, and electronic banking expense, which were partially offset by higher marketing expense. The decrease compared to the third quarter of 2016 was due to the system upgrade costs recognized during the third quarter of 2016, coupled with lower professional fees and electronic banking expense. These reductions were partially offset by increases in salaries and employee benefit costs and data processing and software expense.
For the first nine months of 2017, total non-interest expense increased $940,000, or 1%. The increase was primarily due to higher salaries and employee benefit costs, and was related to incentive compensation resulting from improved financial results of the company during the first nine months of 2017 compared to 2016. This increase was partially offset by reductions in professional fees, communication expense and amortization of other intangible assets. During the first nine months of 2016, Peoples recognized $513,000 of system upgrade costs.
The efficiency ratio for the third quarter of 2017 was 60.7%, compared to 61.2% for the linked quarter and 64.3% for the third quarter of 2016. For the first nine months of 2017, the efficiency ratio was 62.2%, compared to 64.6% for the first nine months of 2016. Excluding the system upgrade costs, the efficiency ratio during the third quarter of 2016 was 63.3%, and was 64.1% for the first nine months of 2016. Higher net interest income was the primary driver of the decline in the efficiency ratio for the third quarter and first nine months of 2017 compared to the linked quarter, third quarter of 2016, and first nine months of 2016.
Loans:
Period-end total loan balances at September 30, 2017 increased $32.2 million, or 6% annualized, compared to June 30, 2017. Indirect consumer lending continued to be a key component of loan growth, as balances increased $29.7 million, or 39% annualized, during the quarter. The growth in indirect consumer lending included continued diversification in the portfolio beyond automobile loans, including loans for recreational vehicles and motorcycles. Commercial loans grew $17.2 million, or 5% annualized, with commercial and industrial loans growing $12.5 million, or 12% annualized, during the quarter.
Compared to December 31, 2016, period-end loan balances at September 30, 2017 increased $102.1 million, or 5% annualized. Indirect consumer loan balances increased $83 million, or 33% annualized. Commercial real estate loans grew $36.4 million, or 6% annualized, while commercial and industrial loans grew $21.6 million, or 7% annualized, for the first nine months of 2017.
At September 30, 2017, period-end loan balances increased $157.8 million, or 7%, compared to September 30, 2016. The increase was primarily the result of commercial loan growth of $101.1 million, or 8%, which was almost evenly split between commercial real estate and commercial and industrial loan balances. From a bank regulatory perspective, non-owner-occupied commercial real estate loan balances as of September 30, 2017 remained well below the guidance from the regulators of financial institutions of 300% of total risk-based capital. The ratio at September 30, 2017 of non-owner-occupied commercial real estate loans to total risk-based capital was 161%, compared to 147% as of September 30, 2016. Indirect consumer lending also contributed loan growth of $105.6 million, or 46%, compared to September 30, 2016. At September 30, 2017, indirect consumer loan balances comprised 14% of the total loan portfolio, compared to 13% at June 30, 2017, and 11% at both December 31, 2016 and September 30, 2016.
Quarterly average gross loan balances increased $46.2 million, or 8% annualized, compared to the linked quarter. Commercial loans provided $30.6 million of growth compared to June 30, 2017, while consumer indirect loans grew $28.2 million. Quarterly average gross loan balances for the three months ended September 30, 2017 increased 9% compared to the same period in 2016, with commercial loan growth of $128.3 million, and consumer indirect loan growth of $103.8 million. For the nine months ended September 30, 2017, average gross loan balances increased 9% compared to the same period in 2016, with the growth being almost evenly divided between commercial loans and consumer indirect loans.
Asset Quality:
Asset quality metrics improved during the third quarter of 2017. Nonperforming assets as a percent of total loans and OREO decreased to 0.86% at September 30, 2017, compared to 0.88% at June 30, 2017 and 1.11% at September 30, 2016. At September 30, 2017, nonperforming assets declined 17% from September 30, 2016.
Annualized net charge-offs were 0.16% of average gross loans during the third quarter of 2017, compared to 0.11% in the linked quarter and 0.14% in the third quarter of 2016. The higher net charge-off rate during the third quarter of 2017 was largely due to increased net charge-offs of residential real estate, coupled with higher deposit account overdraft charge-offs. For the first nine months of 2017, annualized net charge-offs were 0.12%, compared to 0.09% for the first nine months of 2016. The increase compared to the first nine months of 2016 was mostly due to net recoveries on commercial real estate loans that were received in 2016.
Classified loans, which are those categorized as substandard or doubtful, decreased $11.8 million, or 22%, compared to June 30, 2017 and $12.5 million, or 23%, compared to September 30, 2016. As a percent of total loans, classified loans were 1.77% at September 30, 2017, compared to 2.31% at June 30, 2017 and 2.48% at September 30, 2016. Criticized loans, which are those categorized as special mention, substandard or doubtful, declined $14.8 million, or 13%, compared to June 30, 2017 and decreased $2.6 million, or 3%, compared to September 30, 2016. As a percent of total loans, criticized loans were 4.15% at June 30, 2017, compared to 4.86% at June 30, 2017 and 4.58% at September 30, 2016. Compared to the second quarter of 2017, the reduction in classified and criticized loans was mostly due to a large commercial loan relationship that was upgraded during the third quarter of 2017.
At September 30, 2017, the allowance for loan losses increased to $19.0 million, compared to $18.8 million at June 30, 2017, and $18.2 million at September 30, 2016. The ratio of the allowance for loan losses as a percent of total loans was 0.82% at both September 30, 2017 and June 30, 2017, compared to 0.84% at September 30, 2016. The ratio includes total acquired loans of $438.4 million and allowance for acquired loan losses of $0.1 million.
Deposits:
In the third quarter of 2017, Peoples announced a new consumer checking account product suite to its customers. The migration of the customer accounts began late in the third quarter of 2017 and is expected to be completed early in the fourth quarter, with the effect being a shift of some accounts from non-interest-bearing to interest-bearing demand deposit accounts. This migration impact is reflected in the comparisons set forth below.
As of September 30, 2017, period-end deposits declined $12.5 million compared to June 30, 2017, and increased $155.0 million, or 6%, compared to December 31, 2016. Compared to June 30, 2017, period-end deposits at September 30, 2017 declined largely due to reductions of $17.9 million in brokered certificates of deposit, while a large portion of the decreases in non-interest-bearing deposits, money market accounts, governmental deposits and retail certificates of deposit were offset by increases in interest-bearing demand deposits.
Period-end deposits increased $89.2 million, or 3%, compared to September 30, 2016. Most of this increase was due to growth of $113.8 million in interest-bearing demand deposits, which was partially offset by a decline of $20.6 million in non-interest-bearing deposits. In addition, declines in money market accounts more than offset higher total certificates of deposit.
Average deposits for the third quarter of 2017 were relatively flat, increasing $3.9 million compared to the linked quarter, with increases of $25.7 million in interest-bearing demand deposits and $8.2 million in governmental deposits being mostly offset by reductions in all other deposit categories. Compared to the third quarter of 2016, average deposits increased $118.1 million, or 5%, with interest-bearing deposits increasing $71.4 million and non-interest-bearing deposits increasing $46.7 million. The increase in interest-bearing deposits was due primarily to increases in brokered certificates of deposit and interest-bearing demand accounts, which were somewhat offset by a decrease in retail certificates of deposit.
For the first nine months of 2017, average deposits increased $78.3 million, or 3%, compared to the first nine months of 2016. The increase was primarily due to an increase of $46.1 million, or 6%, in non-interest bearing deposits, coupled with an increase of $32.2 million in interest-bearing deposits.
Total demand deposit accounts comprised 42% of total deposits at September 30, 2017, compared to 40% at June 30, 2017 and December 31, 2016, and 39% at September 30, 2016.
Stockholders' Equity:
At September 30, 2017, the tier 1 risk-based capital ratio was 13.60%, compared to 13.47% at June 30, 2017, 13.21% at December 31, 2016 and 13.34% at September 30, 2016. The total risk-based capital ratio was 14.49% at September 30, 2017, compared to 14.40% at June 30, 2017, 14.11% at December 31, 2016 and 14.24% at September 30, 2016. The

improvement in these capital ratios compared to the linked quarter was due mainly to increased earnings, which exceeded the dividends declared and paid during the third quarter of 2017 by $6.9 million.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.6 billion in total assets, 76 locations, including 67 full-service bank branches, and 74 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2017 results of operations today at 11:00 a.m., Eastern Daylight Savings Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP financial measures used in this news release:

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Core non-interest expenses are non-GAAP since they exclude the impact of items such as costs associated with the system upgrade of Peoples' core banking system, acquisition-related costs, pension settlement charges, severance charges and legal settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings (which are excluded from total fee-based income), and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

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Pre-provision net revenue is defined as net interest income plus total fee-based income minus total non-interest expense. This measure is non-GAAP since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings.

◦
Return on tangible stockholders' equity is calculated as net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Important Information for Investors and Shareholders:
This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples will file a registration statement on Form S-4 and other documents regarding the proposed transaction referenced in this news release with the Securities and Exchange Commission ("SEC") to register the shares of the Peoples common stock to be issued to the shareholders of ASB. The registration statement will include a proxy statement/prospectus, which will be sent to the shareholders of ASB in advance of its special meeting of shareholders to be held to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about Peoples, ASB and the proposed transaction. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, free of charge, on Peoples’ website at www.peoplesbancorp.com under the tab “Investor Relations” or by contacting Peoples’ Investor Relations Department at: Peoples Bancorp Inc., 138 Putnam Street, PO Box 738, Marietta, Ohio 45750, Attn: Investor Relations.
Peoples and ASB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of ASB in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples' 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 8, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph, when it becomes available.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity;
(2) competitive pressures among financial institutions or from non-financial institutions which may increase significantly, including product and pricing pressures, changes to third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals;
(3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;
(4) uncertainty regarding the nature, timing and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(5) changes in policy and other regulatory and legal developments accompanying the current presidential administration and uncertainty or speculation pending the enactment of such changes;
(6) Peoples' ability to leverage the core banking systems upgrade that occurred in the fourth quarter of 2016 (including the related core operating systems, data systems and products) without complications or difficulties that may otherwise result in the loss of customers, operational problems or one-time costs currently not anticipated to arise in connection with implementing new features and functionality;
(7) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(8) Peoples' ability to integrate any future acquisitions which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(9) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(10) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;

(11) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty surrounding the actions to be taken to implement the referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(12) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;
(13) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations;
(14) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
(15) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(16) Peoples' ability to receive dividends from its subsidiaries;
(17) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18) the impact of minimum capital thresholds established as a part of the implementation of Basel III;
(19) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(20) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;
(21) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(22) ability to anticipate and respond to technological changes which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(23) changes in consumer spending, borrowing and saving habits, whether due to changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24) the overall adequacy of Peoples' risk management program;
(25) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyber attacks, civil unrest, military or terrorist activities or international conflicts;
(26) significant changes in the tax laws, which may adversely affect the fair values of deferred tax assets and obligations of states and political subdivisions held in Peoples' investment securities portfolio; and
(27) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the “SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2017 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
PER COMMON SHARE:
Earnings per common share:
Basic	$0.60	$0.54	$0.43	$1.62	$1.31
Diluted	0.60	0.53	0.43	1.61	1.31
Cash dividends declared per common share	0.22	0.20	0.16	0.62	0.47
Book value per common share	25.02	24.69	24.22	25.02	24.22
Tangible book value per common share (a)	17.15	16.78	16.14	17.15	16.14
Closing stock price at end of period	$33.59	$32.13	$24.59	$33.59	$24.59

SELECTED RATIOS:
Return on average stockholders' equity (b)	9.47%	8.76%	7.07%	8.80%	7.36%
Return on average tangible stockholders' equity (b) (c)	14.58%	13.71%	11.54%	13.77%	12.17%
Return on average assets (b)	1.22%	1.12%	0.93%	1.13%	0.96%
Efficiency ratio (d)	60.74%	61.19%	64.33%	62.24%	64.56%
Pre-provision net revenue to total average assets (b)(e)	1.71%	1.72%	1.53%	1.65%	1.52%
Net interest margin (b)(f)	3.67%	3.62%	3.54%	3.61%	3.55%
Dividend payout ratio (g)	36.90%	37.32%	37.37%	38.34%	36.06%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
This amount represents a non-GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings (which are excluded from total fee-based income), and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)
This ratio represents a non-GAAP financial measure since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(f)	Information presented on a fully tax-equivalent basis.

(g)	Ratios are calculated based on dividends declared during the period divided by earnings for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016
Total interest income	$32,728	$31,208	$28,730	$93,753	$86,094
Total interest expense	3,508	3,118	2,607	9,498	7,896
Net interest income	29,220	28,090	26,123	84,255	78,198
Provision for loan losses	1,086	947	1,146	2,657	2,828
Net interest income after provision for loan losses	28,134	27,143	24,977	81,598	75,370

Net gain (loss) on investment securities	1,861	18	(1)	2,219	862
Loss on debt extinguishment	—	—	—	—	(707)
Net gain (loss) on loans held-for-sale and other real estate owned	13	(24)	—	(11)	(1)
Net (loss) gain on other assets	(38)	133	(224)	92	(316)

Fee-based income:
Insurance income	3,345	3,414	3,137	10,861	10,934
Trust and investment income	2,838	2,977	2,692	8,497	7,850
Electronic banking income	2,544	2,587	2,765	7,692	7,867
Deposit account service charges	2,407	2,294	2,833	7,130	7,999
Mortgage banking income	535	467	427	1,389	852
Bank owned life insurance income	482	496	491	1,471	911
Commercial loan swap fees	76	651	569	995	997
Other income	383	704	624	1,499	1,549
Total fee-based income	12,610	13,590	13,538	39,534	38,959

Non-interest expense:
Salaries and employee benefit costs	15,141	15,049	14,584	45,686	42,881
Net occupancy and equipment expense	2,619	2,648	2,768	7,980	8,155
Electronic banking expense	1,448	1,525	1,650	4,487	4,568
Professional fees	1,393	1,529	1,661	4,532	5,243
Data processing and software expense	1,092	1,096	741	3,330	2,503
Amortization of other intangible assets	869	871	1,008	2,603	3,023
Franchise tax expense	583	584	529	1,750	1,550
Marketing expense	488	354	380	1,122	1,192
FDIC insurance expense	449	457	549	1,339	1,706
Communication expense	334	390	518	1,134	1,730
Foreclosed real estate and other loan expenses	214	179	189	589	540
Other non-interest expense	1,928	1,998	2,265	6,017	6,538
Total non-interest expense	26,558	26,680	26,842	80,569	79,629
Income before income taxes	16,022	14,180	11,448	42,863	34,538
Income tax expense	5,127	4,414	3,656	13,393	10,789
Net income	$10,895	$9,766	$7,792	$29,470	$23,749

PER SHARE DATA:
Earnings per common share – Basic	$0.60	$0.54	$0.43	$1.62	$1.31
Earnings per common share – Diluted	$0.60	$0.53	$0.43	$1.61	$1.31
Cash dividends declared per common share	$0.22	$0.20	$0.16	$0.62	$0.47

Weighted-average common shares outstanding – Basic	18,056,202	18,044,574	17,993,443	18,043,692	18,015,249
Weighted-average common shares outstanding – Diluted	18,213,533	18,203,752	18,110,710	18,199,959	18,123,660
Actual common shares outstanding (end of period)	18,281,194	18,279,036	18,195,986	18,281,194	18,195,986

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2017	2016

Assets
Cash and cash equivalents:
Cash and due from banks	$53,585	$58,129
Interest-bearing deposits in other banks	16,458	8,017
Total cash and cash equivalents	70,043	66,146

Available-for-sale investment securities, at fair value (amortized cost of
$792,810 at September 30, 2017 and $777,017 at December 31, 2016)	797,021	777,940
Held-to-maturity investment securities, at amortized cost (fair value of
$42,808 at September 30, 2017 and $43,227 at December 31, 2016)	42,163	43,144
Other investment securities, at cost	38,371	38,371
Total investment securities	877,555	859,455

Loans, net of deferred fees and costs	2,327,035	2,224,936
Allowance for loan losses	(18,992)	(18,429)
Net loans	2,308,043	2,206,507

Loans held for sale	3,653	4,022
Bank premises and equipment, net of accumulated depreciation	51,777	53,616
Bank owned life insurance	61,696	60,225
Goodwill	132,631	132,631
Other intangible assets	11,228	13,387
Other assets	35,786	36,359
Total assets	$3,552,412	$3,432,348

Liabilities
Deposits:
Non-interest-bearing deposits	$724,846	$734,421
Interest-bearing deposits	1,939,836	1,775,301
Total deposits	2,664,682	2,509,722

Short-term borrowings	193,717	305,607
Long-term borrowings	195,890	145,155
Accrued expenses and other liabilities	40,737	36,603
Total liabilities	3,095,026	2,997,087

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued at September 30, 2017 and December 31, 2016	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,948,358 shares issued at September 30, 2017 and 18,939,091 shares issued at December 31, 2016, including shares in treasury	344,831	344,404
Retained earnings	128,465	110,294
Accumulated other comprehensive income (loss), net of deferred income taxes	51	(1,554)
Treasury stock, at cost, 703,530 shares at September 30, 2017 and 795,758 shares at December 31, 2016	(15,961)	(17,883)
Total stockholders' equity	457,386	435,261
Total liabilities and stockholders' equity	$3,552,412	$3,432,348

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2017	2017	2017	2016	2016
Loan Portfolio
Commercial real estate, construction	$119,752	$112,169	$103,317	$94,726	$81,080
Commercial real estate, other	747,413	750,219	730,055	736,023	728,878
Commercial and industrial	443,930	431,473	428,737	422,339	400,042
Residential real estate	499,044	512,887	524,212	535,925	545,161
Home equity lines of credit	110,787	111,710	110,028	111,492	111,196
Consumer, indirect	335,844	306,113	283,762	252,832	230,286
Consumer, other	69,758	69,267	68,670	70,519	71,491
Deposit account overdrafts	507	521	721	1,080	1,074
Total loans	$2,327,035	$2,294,359	$2,249,502	$2,224,936	$2,169,208
Total acquired loans (a)	$438,380	$463,684	$491,819	$516,832	$551,021
Total originated loans	$1,888,655	$1,830,675	$1,757,683	$1,708,104	$1,618,187
Deposit Balances
Non-interest-bearing deposits (b)	$724,846	$772,061	$785,047	$734,421	$745,468
Interest-bearing deposits:
Interest-bearing demand accounts (b)	384,261	303,501	292,187	278,975	270,490
Retail certificates of deposit (c)	343,122	352,758	353,918	360,464	390,568
Money market deposit accounts	388,876	397,211	386,999	407,754	411,111
Governmental deposit accounts	289,895	297,560	330,477	251,671	286,716
Savings accounts	440,633	443,110	445,720	436,344	438,087
Brokered certificates of deposit (c)	93,049	110,943	107,817	40,093	33,017
Total interest-bearing deposits	1,939,836	1,905,083	1,917,118	1,775,301	1,829,989
Total deposits	$2,664,682	$2,677,144	$2,702,165	$2,509,722	$2,575,457
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,542	$2,583	$3,006	$3,771	$4,161
Nonaccrual loans	16,219	16,921	18,293	21,325	19,346
Total nonperforming loans (NPLs)	19,761	19,504	21,299	25,096	23,507
Other real estate owned (OREO)	276	652	677	661	719
Total NPAs	$20,037	$20,156	$21,976	$25,757	$24,226
Criticized loans (d)	96,671	111,480	101,284	99,182	99,294
Classified loans (e)	41,233	53,041	56,503	57,736	53,755
Allowance for loan losses as a percent of NPLs (f)(g)	96.11%	96.47%	86.71%	73.43%	77.50%
NPLs as a percent of total loans (f)(g)	0.85%	0.85%	0.95%	1.13%	1.08%
NPAs as a percent of total assets (f)(g)	0.56%	0.57%	0.64%	0.75%	0.72%
NPAs as a percent of total loans and OREO (f)(g)	0.86%	0.88%	0.98%	1.16%	1.11%
Criticized loans as a percent of total loans	4.15%	4.86%	4.50%	4.46%	4.58%
Classified loans as a percent of total loans	1.77%	2.31%	2.51%	2.59%	2.48%
Allowance for loan losses as a percent of total loans (f)	0.82%	0.82%	0.82%	0.83%	0.84%
Capital Information (h)
Common Equity Tier 1 risk-based capital ratio	13.31%	13.18%	13.05%	12.91%	13.04%
Tier 1 risk-based capital ratio	13.60%	13.47%	13.34%	13.21%	13.34%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.49%	14.40%	14.27%	14.11%	14.24%
Leverage ratio	9.82%	9.72%	9.60%	9.66%	9.71%
Common Equity Tier 1 capital	$326,966	$318,849	$310,856	$306,506	$301,222
Tier 1 capital	334,027	325,865	317,826	313,430	308,099
Total capital (Tier 1 and Tier 2)	355,951	348,309	340,147	334,957	328,948
Total risk-weighted assets	$2,456,797	$2,419,335	$2,382,874	$2,373,359	$2,309,951
Tangible equity to tangible assets (i)	9.20%	9.07%	8.98%	8.80%	9.13%
(a) Includes all loans acquired in 2012 and thereafter.

(b) The sum of amounts presented is considered total demand deposits.
(c) Prior periods reclassified.
(d) Includes loans categorized as a special mention, substandard, or doubtful.
(e) Includes loans categorized as substandard or doubtful.
(f) Data presented as of the end of the period indicated.
(g) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(h) September 30, 2017 data based on preliminary analysis and subject to revision.
(i) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016
Provision for Loan Losses
Provision for loan losses	$900	$850	$978	$2,150	$2,410
Provision for checking account overdrafts	186	97	168	507	418
Total provision for loan losses	$1,086	$947	$1,146	$2,657	$2,828

Net Charge-Offs
Gross charge-offs	$1,219	$957	$1,264	3,276	$4,121
Recoveries	310	357	499	1,182	2,733
Net charge-offs	$909	$600	$765	$2,094	$1,388

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$(19)	$11	$10	$(110)	$(1,143)
Commercial and industrial	47	—	—	164	767
Residential real estate	226	78	23	323	354
Home equity lines of credit	77	14	21	91	25
Consumer, indirect	319	299	421	895	776
Consumer, other	60	73	121	123	213
Deposit account overdrafts	199	125	169	608	396
Total net charge-offs	$909	$600	$765	$2,094	$1,388

As a percent of average gross loans (annualized)	0.16%	0.11%	0.14%	0.12%	0.09%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31	December 31,	September 30,
(in $000’s, end of period)	2017	2017	2017	2016	2016

Trust assets under administration and management	$1,418,360	$1,393,435	$1,362,243	$1,301,509	$1,292,044
Brokerage assets under administration and management	862,530	836,192	805,361	777,771	754,168
Mortgage loans serviced for others	$409,199	$402,516	$399,279	$398,134	$389,090
Employees (full-time equivalent)	778	775	776	782	799

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$12,812	$42	1.30%	$12,275	$26	0.85%	$8,663	$10	0.46%
Investment securities (a)(b)	885,744	6,739	3.04%	879,498	6,174	2.81%	849,266	5,686	2.68%
Loans (b)(c):
Commercial real estate, construction	118,208	1,337	4.43%	107,224	1,158	4.27%	93,353	915	3.84%
Commercial real estate, other	750,260	8,890	4.64%	735,915	8,892	4.78%	707,269	8,362	4.63%
Commercial and industrial	438,524	5,196	4.64%	433,277	4,858	4.44%	378,053	3,855	3.99%
Residential real estate (d)	507,906	5,468	4.31%	520,863	5,564	4.27%	554,039	6,070	4.38%
Home equity lines of credit	110,741	1,291	4.63%	111,185	1,233	4.45%	110,232	1,246	4.50%
Consumer, indirect	322,072	2,955	3.64%	293,917	2,570	3.51%	218,318	1,975	3.64%
Consumer, other	70,204	1,270	7.18%	69,329	1,229	7.11%	72,729	1,108	6.13%
Total loans	2,317,915	26,407	4.49%	2,271,710	25,504	4.46%	2,133,993	23,531	4.35%
Allowance for loan losses	(18,869)			(18,554)			(17,787)
Net loans	2,299,046			2,253,156			2,116,206
Total earning assets	3,197,602	33,188	4.10%	3,144,929	31,704	4.01%	2,974,135	29,227	3.89%

Intangible assets	144,267			145,052			147,466
Other assets	199,351			199,720			203,035
Total assets	$3,541,220			$3,489,701			$3,324,636

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$443,599	$65	0.06%	$444,824	$61	0.06%	$439,464	$59	0.05%
Governmental deposit accounts	309,623	200	0.26%	301,448	168	0.22%	311,650	152	0.19%
Interest-bearing demand accounts	320,788	133	0.16%	295,080	98	0.13%	264,182	61	0.09%
Money market deposit accounts	389,292	253	0.26%	393,807	197	0.20%	400,749	175	0.17%
Retail certificates of deposit	348,047	760	0.87%	355,256	746	0.84%	398,388	777	0.78%
Brokered certificates of deposit	106,448	454	1.69%	110,160	459	1.67%	31,910	203	2.56%
Total interest-bearing deposits	1,917,797	1,865	0.39%	1,900,575	1,729	0.36%	1,846,343	1,427	0.31%
Short-term borrowings	174,466	369	0.84%	159,505	233	0.58%	143,814	109	0.30%
Long-term borrowings	200,073	1,274	2.53%	178,131	1,156	2.60%	147,732	1,071	2.89%
Total borrowed funds	374,539	1,643	1.74%	337,636	1,389	1.65%	291,546	1,180	1.61%
Total interest-bearing liabilities	2,292,336	3,508	0.61%	2,238,211	3,118	0.56%	2,137,889	2,607	0.49%

Non-interest-bearing deposits	756,098			769,406			709,432
Other liabilities	36,588			34,685			38,709
Total liabilities	3,085,022			3,042,302			2,886,030
Stockholders’ equity	456,198			447,399			438,606
Total liabilities and equity	$3,541,220			$3,489,701			$3,324,636

Net interest income/spread (b)		$29,680	3.49%		$28,586	3.45%		$26,620	3.40%
Net interest margin (b)			3.67%			3.62%			3.54%

	For the Nine Months Ended
	September 30, 2017			September 30, 2016
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	10,854	83	1.02%	$10,052	$37	0.49%
Investment securities (a)(b)	876,037	18,889	2.87%	867,253	17,598	2.71%
Loans (b)(c):
Commercial real estate, construction	106,637	3,488	4.31%	88,373	2,566	3.81%
Commercial real estate, other	740,263	26,205	4.67%	721,620	25,195	4.59%
Commercial and industrial	434,976	14,599	4.43%	369,248	11,568	4.12%
Residential real estate (d)	519,989	16,801	4.31%	560,681	18,341	4.36%
Home equity lines of credit	111,012	3,683	4.44%	108,380	3,639	4.49%
Consumer, indirect	295,461	7,758	3.51%	195,613	5,432	3.71%
Consumer, other	69,914	3,718	7.11%	72,060	3,226	5.98%
Total loans	2,278,252	76,252	4.46%	2,115,975	69,967	4.41%
Allowance for loan losses	(18,671)			(17,333)
Net loans	2,259,581			2,098,642
Total earning assets	3,146,472	95,224	4.02%	2,975,947	87,602	3.90%

Intangible assets	144,950			148,482
Other assets	201,350			175,909
Total assets	$3,492,772			$3,300,338

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	442,559	184	0.06%	$433,233	$173	0.05%
Governmental deposit accounts	298,321	499	0.22%	304,422	444	0.19%
Interest-bearing demand accounts	300,911	310	0.14%	255,796	151	0.08%
Money market deposit accounts	393,944	637	0.22%	399,853	500	0.17%
Retail certificates of deposit	85,576	1,218	1.90%	41,965	890	2.83%
Brokered certificates of deposit	363,747	2,233	0.82%	417,599	2,373	0.76%
Total interest-bearing deposits	1,885,058	5,081	0.36%	1,852,868	4,531	0.33%
Short-term borrowings	179,643	853	0.64%	140,808	301	0.29%
Long-term borrowings	183,521	3,564	2.59%	126,587	3,064	3.23%
Total borrowed funds	363,164	4,417	1.62%	267,395	3,365	1.68%
Total interest-bearing liabilities	2,248,222	9,498	0.56%	2,120,263	7,896	0.50%

Non-interest-bearing deposits	761,308			715,244
Other liabilities	35,650			34,062
Total liabilities	3,045,180			2,869,569
Stockholders’ equity	447,592			430,769
Total liabilities and equity	$3,492,772			$3,300,338

Net interest income/spread (b)		$85,726	3.46%		$79,706	3.40%
Net interest margin (b)			3.61%			3.55%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.

(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016

Core non-interest expense:
Total non-interest expense	$26,558	$26,680	$26,842	$80,569	$79,629
Less: System upgrade costs	—	—	423	—	513
Core non-interest expense	$26,558	$26,680	$26,419	$80,569	$79,116

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016

Efficiency ratio:
Total non-interest expense	$26,558	$26,680	$26,842	$80,569	$79,629
Less: Amortization of intangible assets	869	871	1,008	2,603	3,023
Adjusted non-interest expense	$25,689	$25,809	$25,834	$77,966	$76,606

Total fee-based income	$12,610	$13,590	$13,538	39,534	38,959

Net interest income	$29,220	$28,090	$26,123	$84,255	$78,198
Add: Fully tax-equivalent adjustment	460	496	497	1,471	1,508
Net interest income on a fully tax-equivalent basis	$29,680	$28,586	$26,620	$85,726	$79,706

Adjusted revenue	$42,290	$42,176	$40,158	$125,260	$118,665

Efficiency ratio	60.74%	61.19%	64.33%	62.24%	64.56%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$26,558	$26,680	$26,419	$80,569	$79,116
Less: Amortization of intangible assets	869	871	1,008	2,603	3,023
Adjusted non-interest expense	$25,689	$25,809	$25,411	$77,966	$76,093
Total fee-based income	$12,610	$13,590	$13,538	$39,534	$38,959
Net interest income on a fully tax-equivalent basis	$29,680	$28,586	$26,620	$85,726	$79,706

Adjusted revenue	$42,290	$42,176	$40,158	$125,260	$118,665

Efficiency ratio adjusted for non-core items	60.74%	61.19%	63.28%	62.24%	64.12%

	At or For the Three Months Ended
	September 30,	June 30,	December 31,	September 30,	June 30,
(in $000’s)	2017	2017	2016	2016	2016

Tangible Equity:
Total stockholders' equity	$457,386	$451,353	$443,009	$435,261	$440,637
Less: goodwill and other intangible assets	143,859	144,692	145,505	146,018	147,005
Tangible equity	$313,527	$306,661	$297,504	$289,243	$293,632

Tangible Assets:
Total assets	$3,552,412	$3,525,126	$3,459,276	$3,432,348	$3,363,585
Less: goodwill and other intangible assets	143,859	144,692	145,505	146,018	147,005
Tangible assets	$3,408,553	$3,380,434	$3,313,771	$3,286,330	$3,216,580

Tangible Book Value per Common Share:
Tangible equity	$313,527	$306,661	$297,504	$289,243	$293,632
Common shares outstanding	18,281,194	18,279,036	18,270,508	18,200,067	18,195,986

Tangible book value per common share	$17.15	$16.78	$16.28	$15.89	$16.14

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$313,527	$306,661	$297,504	$289,243	$293,632
Tangible assets	$3,408,553	$3,380,434	$3,313,771	$3,286,330	$3,216,580

Tangible equity to tangible assets	9.20%	9.07%	8.98%	8.80%	9.13%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016

Pre-Provision Net Revenue:
Income before income taxes	$16,022	$14,180	$11,448	$42,863	$34,538
Add: provision for loan losses	1,086	947	1,146	2,657	2,828
Add: loss on debt extinguishment	—	—	—	—	707
Add: net loss on OREO	—	24	—	24	1
Add: net loss on investment securities	—	—	1	—	—
Add: net loss on other assets	38	—	224	41	316
Less: net gain on OREO	13	—	—	13	—
Less: net gain on investment securities	1,861	18	—	2,219	862
Less: net gain on other assets	—	133	—	133	—
Pre-provision net revenue	$15,272	$15,000	$12,819	$43,220	$37,528

Pre-provision net revenue	$15,272	$15,000	$12,819	$43,220	$37,528
Total average assets	$3,541,220	$3,489,701	$3,324,636	$3,492,772	$3,300,338

Pre-provision net revenue to total average assets (annualized)	1.71%	1.72%	1.53%	1.65%	1.52%

	At or For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2017	2017	2016	2017	2016

Annualized Net Income Excluding Amortization of Other Intangible Assets:
Net income	$10,895	$9,766	$7,792	$29,470	$23,749
Add: amortization of other intangible assets	869	871	1,008	2,603	3,023
Less: tax effect (at 35% tax rate) of amortization of other intangible assets	304	305	353	911	1,058
Net income excluding amortization of other intangible assets	$11,460	$10,332	$8,447	$31,162	$25,714

Days in the period	92	91	92	273	274
Days in the year	365	365	366	365	366
Annualized net income	$43,225	$39,171	$30,999	$39,401	$31,723
Annualized net income excluding amortization of other intangible assets	$45,466	$41,442	$33,604	$41,663	$34,348

Average Tangible Stockholders' Equity:
Total average stockholders' equity	$456,198	$447,399	$438,606	$447,592	$430,769
Less: average goodwill and other intangible assets	144,267	145,052	147,466	144,950	148,482
Average tangible stockholders' equity	$311,931	$302,347	$291,140	$302,642	$282,287

Return on Average Stockholders' Equity Ratio:
Annualized net income	$43,225	$39,171	$30,999	$39,401	$31,723
Average stockholders' equity	$456,198	$447,399	$438,606	$447,592	$430,769

Return on average stockholders' equity	9.47%	8.76%	7.07%	8.80%	7.36%

Return on Average Tangible Stockholders' Equity Ratio:
Annualized net income excluding amortization of other intangible assets	$45,466	$41,442	$33,604	$41,663	$34,348
Average tangible stockholders' equity	$311,931	$302,347	$291,140	$302,642	$282,287

Return on average tangible stockholders' equity	14.58%	13.71%	11.54%	13.77%	12.17%

END OF RELEASE